UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. ________)*

NATIONAL TECHNICAL SYSTEMS, INC.
(Name of Issuer)

Common Stock, no par value
(Title of Class of Securities)

638104109
(CUSIP Number)

Edwin Astudillo, Esq.
2173 Salk Ave, Suite 250
Carlsbad, CA 92008
619-318-9987
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

April 30, 2012
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 638104109	13D	Page 2 of 5 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jack Lin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) PF, OO
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 675,239 (1)
	8.	SHARED VOTING POWER 83,680 (2)
	9.	SOLE DISPOSITIVE POWER 675,239 (1)
	10.	SHARED DISPOSITIVE POWER 83,680 (2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 758,919
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.5% (3)
14.	TYPE OF REPORTING PERSON (see instructions) IN

(1)	Consists of (a) 655,239 shares of common stock of the issuer held directly by Dr. Lin, over which Dr. Lin has sole voting and dispositive power, and (b) options to purchase 20,000 shares of common stock of the issuer that have vested or will vest within 60 days from the date of this Schedule 13D.
(2)	Consists of shares of common stock of the issuer held by Dr. Lin jointly with his spouse over which Dr. and Mrs. Lin share voting and dispositive power.
(3)	Based on 11,714,729 shares of common stock of the issuer outstanding as of September 4, 2013, as reported in the issuer's quarterly report on Form 10-Q, filed on September 12, 2013.

CUSIP No. 638104109	13D	Page 3 of 5 Pages

This Statement on Schedule 13D (this “Schedule 13D”) is filed by Dr. Jack Lin (the “Reporting Person”) with respect to the shares of common stock, no par value (the “Common Stock”), of National Technical Systems, Inc., a California corporation (the “Company”).

Explanatory Note Regarding Prior Schedule 13D

This Schedule 13D relates to the Statement on Schedule 13D with respect to the Common Stock dated September 8, 2010 (the “Initial 13D Filing), as amended by Amendment No. 1 thereto dated April 6, 2011, Amendment No. 2 thereto dated August 12, 2011 and Amendment No. 3 thereto dated December 15, 2011 (the Initial 13D Filing, as so amended, the “Prior Schedule 13D”). The Prior Schedule 13D was filed jointly by the Reporting Person, Luis A. Hernandez, Sidney Meltzner, CAS Foundation and Jeff Kaplan.

As previously disclosed in Amendment No. 3 to the Initial 13D Filing, the Reporting Person, Luis A. Hernandez, Sidney Meltzner, CAS Foundation and Jeff Kaplan believe that, to the extent that they may have been deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, the factors that may have lead to their characterization as such no longer exist. Accordingly, the Reporting Person, Luis A. Hernandez, Sidney Meltzner, CAS Foundation and Jeff Kaplan no longer jointly file a Schedule 13D with respect to the Common Stock.

This Schedule 13D is filed solely by the Reporting Person as an individual, and the Reporting Person will continue to make required filings under Section 13 of the Securities Exchange Act of 1934, if any, on an individual basis, with respect to the Common Stock.

This Schedule 13D is a continuation of the Reporting Person’s beneficial ownership reporting of Common Stock set forth in the Prior Schedule 13D and, as such, information from the Prior Schedule 13D is incorporated herein by reference as if set forth in full herein. The Initial 13D Filing and all amendments thereto are filed as exhibits hereto and are incorporated herein by reference.

ITEM 1.	SECURITY AND ISSUER.

The class of equity securities to which this Schedule 13D relates is the Common Stock. The address of the principal executive offices of the Company is 24007 Ventura Blvd., Suite 200, Calabasas, California 91302.

ITEM 2.	IDENTITY AND BACKGROUND.

(a) This Schedule 13D is filed by the Reporting Person.

(b) The Reporting Person's residential address is 24780 Hermosilla Court, Calabasas, California 91302.

(c) The Reporting Person’s principal occupation is a private investor.

(d) During the last five years, the Reporting Person has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) During the last five years, the Reporting Person was not a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) The Reporting Person is a citizen of the United States.

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

Item 3 of the Prior Schedule 13D is incorporated herein by reference.

CUSIP No. 638104109	13D	Page 4 of 5 Pages

ITEM 4.	PURPOSE OF TRANSACTION.

Item 4 of the Prior Schedule 13D is incorporated herein by reference, but is amended and supplemented by adding the following:

Dr. Lin may, in the future, from time to time, acquire or dispose of additional shares of Common Stock in private transactions, open market transactions or otherwise. Except as discussed in this Schedule 13D, Dr. Lin does not have any present plan or intention that would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) The responses to Item 7 through 13 of the cover page of this Schedule 13D are incorporated herein by reference.

(c) See Schedule 1 hereto.

(d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock.

(e) Not applicable.

ITEM 6.          CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

There are no contracts, arrangements, understandings or relationships of the type required to be disclosed in response to Item 6 of Schedule 13D with respect to the Common Stock owned by the Reporting Person.

ITEM 7.	MATERIAL TO BE FILED AS EXHIIBITS.

Exhibit No.	Description
99.1	Statement on Schedule 13D filed with respect to the common stock of National Technical Systems, Inc. on September 8, 2010 by Jack Lin, Luis A. Hernandez, Sidney Meltzner, CAS Foundation and Jeff Kaplan (incorporated by reference)
99.2	Amendment No. 1 to the Statement on Schedule 13D filed with respect to the common stock of National Technical Systems, Inc. on April 6, 2011 by Jack Lin, Luis A. Hernandez, Sidney Meltzner, CAS Foundation and Jeff Kaplan (incorporated by reference)
99.3	Amendment No. 2 to the Statement on Schedule 13D filed with respect to the common stock of National Technical Systems, Inc. on August 12, 2011 by Jack Lin, Luis A. Hernandez, Sidney Meltzner, CAS Foundation and Jeff Kaplan (incorporated by reference)
99.4	Amendment No. 3 to the Statement on Schedule 13D filed with respect to the common stock of National Technical Systems, Inc. on December 15, 2011 by Jack Lin, Luis A. Hernandez, Sidney Meltzner, CAS Foundation and Jeff Kaplan (incorporated by reference)

CUSIP No. 638104109	13D	Page 5 of 5 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Jack Lin
Dr. Jack Lin

Dated: September 16, 2013

SCHEDULE 1

The following describes all transactions that were effected since December 15, 2011 (the date of filing of Amendment No. 3 to the Initial 13D Filing) by the Reporting Person:

Date of Transaction	Type	Number of Shares	Price per Share ($)	Where/How Transaction Effected
1/13/2012	Sale	1000	5.90	Open market
1/17/2012	Sale	1000	5.69	Open market
1/18/2012	Sale	1000	5.88	Open market
1/20/2012	Sale	480	5.49	Open market
1/23/2012	Sale	1000	5.45	Open market
1/24/2012	Sale	1000	5.44	Open market
1/30/2012	Sale	1000	5.00	Open market
1/31/2012	Sale	1000	5.09	Open market
2/2/2012	Sale	844	5.02	Open market
2/3/2012	Sale	588	5.04	Open market
2/3/2012	Sale	601	5.22	Open market
2/3/2012	Sale	100	4.44	Open market
2/6/2012	Sale	1000	4.97	Open market
2/6/2012	Sale	382	4.89	Open market
2/6/2012	Sale	518	4.92	Open market
2/7/2012	Sale	1000	4.92	Open market
2/8/2012	Sale	325	4.83	Open market
2/9/2012	Sale	133	4.89	Open market
2/9/2012	Sale	300	4.88	Open market
2/10/2012	Sale	300	4.86	Open market
2/10/2012	Sale	400	4.88	Open market
2/10/2012	Sale	1000	4.94	Open market
2/13/2012	Sale	1000	5.02	Open market
2/13/2012	Sale	1000	4.94	Open market
2/15/2012	Sale	1000	4.92	Open market
2/15/2012	Sale	1000	4.90	Open market
2/15/2012	Sale	900	4.89	Open market
2/15/2012	Sale	100	4.90	Open market
2/16/2012	Sale	800	4.94	Open market
2/16/2012	Sale	100	4.97	Open market
2/16/2012	Sale	100	4.96	Open market
2/21/2012	Sale	1000	4.86	Open market
2/22/2012	Sale	1000	4.94	Open market
2/27/2012	Sale	842	4.95	Open market
2/27/2012	Sale	1000	4.96	Open market

1

2/28/2012	Sale	1000	4.94	Open market
2/29/2012	Sale	1000	4.99	Open market
3/1/2012	Sale	700	4.94	Open market
3/1/2012	Sale	300	4.98	Open market
3/2/2012	Sale	450	4.99	Open market
3/2/2012	Sale	550	4.98	Open market
3/2/2012	Sale	200	4.92	Open market
3/5/2012	Sale	520	4.90	Open market
3/5/2012	Sale	1000	4.96	Open market
3/6/2012	Sale	1400	4.96	Open market
3/7/2012	Sale	880	4.99	Open market
3/7/2012	Sale	120	4.98	Open market
3/8/2012	Sale	1000	5.19	Open market
3/9/2012	Sale	2000	5.23	Open market
3/9/2012	Sale	9000	5.25	Open market
3/12/2012	Sale	200	5.10	Open market
3/12/2012	Sale	478	5.07	Open market
3/12/2012	Sale	1800	5.16	Open market
3/12/2012	Sale	608	5.14	Open market
3/12/2012	Sale	100	5.21	Open market
3/12/2012	Sale	100	5.16	Open market
3/12/2012	Sale	100	5.15	Open market
3/12/2012	Sale	92	5.17	Open market
3/13/2012	Sale	1000	5.06	Open market
3/14/2012	Sale	1000	5.10	Open market
3/14/2012	Sale	1000	5.14	Open market
3/14/2012	Sale	1000	5.19	Open market
3/15/2012	Sale	2000	5.21	Open market
3/16/2012	Sale	1000	5.17	Open market
3/16/2012	Sale	300	5.18	Open market
3/16/2012	Sale	300	5.05	Open market
3/16/2012	Sale	210	5.22	Open market
3/16/2012	Sale	190	5.04	Open market
3/19/2012	Sale	1000	5.18	Open market
3/19/2012	Sale	3700	5.19	Open market
3/19/2012	Sale	300	5.20	Open market
3/20/2012	Sale	1000	5.78	Open market
3/20/2012	Sale	1000	5.71	Open market
3/21/2012	Sale	1000	5.74	Open market
3/21/2012	Sale	1700	5.72	Open market
3/21/2012	Sale	300	5.73	Open market

2

3/22/2012	Sale	1000	5.68	Open market
3/26/2012	Sale	2000	5.69	Open market
3/27/2012	Sale	1000	5.70	Open market
3/27/2012	Sale	1000	5.71	Open market
3/27/2012	Sale	1000	5.82	Open market
3/28/2012	Sale	700	5.69	Open market
3/28/2012	Sale	3400	5.70	Open market
3/28/2012	Sale	500	5.69	Open market
3/28/2012	Sale	300	5.72	Open market
3/28/2012	Sale	100	5.70	Open market
3/29/2012	Sale	2000	5.69	Open market
3/30/2012	Sale	2000	5.71	Open market
3/30/2012	Sale	5000	5.70	Open market
4/2/2012	Sale	574	5.57	Open market
4/2/2012	Sale	1000	5.56	Open market
4/3/2012	Sale	900	5.69	Open market
4/3/2012	Sale	100	5.66	Open market
4/4/2012	Sale	500	5.47	Open market
4/4/2012	Sale	500	5.46	Open market
4/4/2012	Sale	1000	5.54	Open market
4/5/2012	Sale	300	5.44	Open market
4/5/2012	Sale	1000	5.59	Open market
4/9/2012	Sale	400	5.36	Open market
4/9/2012	Sale	400	5.44	Open market
4/9/2012	Sale	300	5.46	Open market
4/9/2012	Sale	240	5.46	Open market
4/9/2012	Sale	60	5.45	Open market
4/10/2012	Sale	1000	5.26	Open market
4/10/2012	Sale	300	5.53	Open market
4/13/2012	Sale	100	4.91	Open market
4/16/2012	Sale	1000	5.36	Open market
4/16/2012	Sale	500	5.52	Open market
4/16/2012	Sale	439	5.55	Open market
4/16/2012	Sale	400	5.50	Open market
4/16/2012	Sale	100	5.52	Open market
4/17/2012	Sale	1000	5.44	Open market
4/17/2012	Sale	600	5.45	Open market
4/17/2012	Sale	400	5.44	Open market
4/19/2012	Sale	1364	5.46	Open market
4/19/2012	Sale	1033	5.45	Open market
4/19/2012	Sale	800	5.44	Open market

3

4/19/2012	Sale	99	5.46	Open market
4/19/2012	Sale	68	5.47	Open market
4/20/2012	Sale	1000	5.44	Open market
4/23/2012	Sale	859	5.48	Open market
4/23/2012	Sale	650	5.48	Open market
4/23/2012	Sale	350	5.47	Open market
4/24/2012	Sale	141	5.15	Open market
4/24/2012	Sale	967	5.39	Open market
4/25/2012	Sale	100	4.95	Open market
4/25/2012	Sale	1000	5.34	Open market
4/27/2012	Sale	800	5.62	Open market
4/27/2012	Sale	500	5.48	Open market
4/27/2012	Sale	460	5.49	Open market
4/27/2012	Sale	300	5.51	Open market
4/27/2012	Sale	108	5.32	Open market
4/27/2012	Sale	99	5.33	Open market
4/30/2012	Sale	1000	5.44	Open market
4/30/2012	Sale	1500	5.18	Open market
4/30/2012	Sale	500	5.17	Open market
5/1/2012	Sale	500	5.34	Open market
5/1/2012	Sale	800	5.40	Open market
5/1/2012	Sale	500	5.40	Open market
5/1/2012	Sale	300	5.42	Open market
5/1/2012	Sale	200	5.41	Open market
5/1/2012	Sale	100	5.42	Open market
5/1/2012	Sale	100	5.41	Open market
5/7/2012	Sale	476	5.33	Open market
5/7/2012	Sale	352	5.33	Open market
5/7/2012	Sale	1000	5.26	Open market
5/8/2012	Sale	1000	5.29	Open market
5/10/2012	Sale	300	5.34	Open market
5/10/2012	Sale	300	5.27	Open market
5/10/2012	Sale	200	5.25	Open market
5/10/2012	Sale	150	5.35	Open market
5/10/2012	Sale	50	5.12	Open market
5/14/2012	Sale	150	5.39	Open market
5/14/2012	Sale	678	5.39	Open market
5/14/2012	Sale	1800	5.50	Open market
5/17/2012	Sale	1000	4.89	Open market
5/23/2012	Sale	4291	5.41	Open market
5/23/2012	Sale	600	5.42	Open market

4

5/23/2012	Sale	109	5.36	Open market
5/25/2012	Sale	1000	5.63	Open market
5/29/2012	Sale	500	5.61	Open market
5/29/2012	Sale	100	5.68	Open market
5/31/2012	Sale	509	5.75	Open market
6/4/2012	Sale	388	5.37	Open market
6/14/2012	Sale	3000	5.53	Open market
6/18/2012	Sale	1839	5.76	Open market
6/18/2012	Sale	100	5.56	Open market
6/18/2012	Sale	61	5.65	Open market
6/20/2012	Sale	300	5.89	Open market
6/20/2012	Sale	200	5.69	Open market
6/20/2012	Sale	149	5.70	Open market
6/20/2012	Sale	151	5.65	Open market
6/20/2012	Sale	100	5.62	Open market
6/20/2012	Sale	100	5.67	Open market
6/25/2012	Sale	1000	5.79	Open market
6/29/2012	Sale	100	5.66	Open market
7/2/2012	Sale	766	6.38	Open market
7/2/2012	Sale	200	6.39	Open market
7/5/2012	Sale	835	6.78	Open market
7/5/2012	Sale	165	6.80	Open market
7/5/2012	Sale	100	6.79	Open market
7/23/2012	Sale	400	7.14	Open market
7/23/2012	Sale	157	7.05	Open market
7/23/2012	Sale	100	7.18	Open market
7/23/2012	Sale	100	7.15	Open market
7/23/2012	Sale	100	7.09	Open market
7/23/2012	Sale	100	7.11	Open market
7/23/2012	Sale	43	7.16	Open market
8/8/2012	Sale	400	6.64	Open market
8/8/2012	Sale	400	6.63	Open market
8/10/2012	Sale	100	6.13	Open market
8/10/2012	Sale	100	6.11	Open market
8/16/2012	Sale	100	6.39	Open market
8/16/2012	Sale	100	6.77	Open market
8/17/2012	Sale	200	6.46	Open market
8/17/2012	Sale	300	6.70	Open market
8/20/2012	Sale	200	7.08	Open market
8/21/2012	Sale	100	7.11	Open market
8/22/2012	Sale	200	7.13	Open market

5

8/23/2012	Sale	100	7.13	Open market

8/23/2012	Sale	100	7.10	Open market
8/24/2012	Sale	100	7.17	Open market
8/27/2012	Sale	200	6.80	Open market
8/28/2012	Sale	1000	7.14	Open market
8/28/2012	Sale	200	7.31	Open market
8/28/2012	Sale	200	7.30	Open market
8/28/2012	Sale	100	7.26	Open market
8/28/2012	Sale	100	7.33	Open market
8/28/2012	Sale	100	7.31	Open market
8/29/2012	Sale	100	7.40	Open market
8/30/2012	Sale	200	7.40	Open market
8/30/2012	Sale	100	7.26	Open market
8/31/2012	Sale	100	7.27	Open market
8/31/2012	Sale	100	7.26	Open market
8/31/2012	Sale	100	7.27	Open market
9/4/2012	Sale	200	7.15	Open market
9/5/2012	Sale	100	7.07	Open market
9/6/2012	Sale	100	7.30	Open market
9/7/2012	Sale	200	7.23	Open market
9/10/2012	Sale	100	7.38	Open market
9/10/2012	Sale	100	7.36	Open market
9/11/2012	Sale	100	7.55	Open market
9/11/2012	Sale	100	7.52	Open market
9/11/2012	Sale	100	7.73	Open market
9/11/2012	Sale	100	7.72	Open market
9/12/2012	Sale	722	7.82	Open market
9/12/2012	Sale	200	7.96	Open market
9/12/2012	Sale	200	7.93	Open market
9/12/2012	Sale	100	7.81	Open market
9/13/2012	Sale	200	8.14	Open market
9/13/2012	Sale	100	8.09	Open market
9/14/2012	Sale	300	8.14	Open market
9/14/2012	Sale	200	8.09	Open market
9/14/2012	Sale	200	8.10	Open market
9/14/2012	Sale	434	8.11	Open market
9/14/2012	Sale	400	8.09	Open market
9/14/2012	Sale	200	8.08	Open market
9/14/2012	Sale	66	8.18	Open market
9/19/2012	Sale	200	7.57	Open market
9/19/2012	Sale	200	7.66	Open market

6

9/20/2012	Sale	200	7.38	Open market
9/20/2012	Sale	100	7.30	Open market
9/20/2012	Sale	100	7.24	Open market
9/21/2012	Sale	1000	6.94	Open market
9/21/2012	Sale	1000	7.30	Open market
9/21/2012	Sale	200	7.07	Open market
9/21/2012	Sale	200	7.11	Open market
9/24/2012	Sale	500	8.06	Open market
9/24/2012	Sale	400	7.99	Open market
9/24/2012	Sale	400	8.00	Open market
9/24/2012	Sale	600	7.98	Open market
9/24/2012	Sale	100	8.13	Open market
9/25/2012	Sale	400	7.89	Open market
9/25/2012	Sale	200	7.89	Open market
9/25/2012	Sale	200	7.83	Open market
9/25/2012	Sale	100	8.02	Open market
9/25/2012	Sale	100	7.84	Open market
9/25/2012	Sale	200	7.85	Open market
9/27/2012	Sale	500	7.70	Open market
9/27/2012	Sale	200	7.59	Open market
9/27/2012	Sale	200	7.61	Open market
9/27/2012	Sale	100	7.65	Open market
9/27/2012	Sale	100	7.66	Open market
9/27/2012	Sale	100	7.54	Open market
9/28/2012	Sale	300	7.58	Open market
9/28/2012	Sale	200	7.61	Open market
9/28/2012	Sale	100	7.59	Open market
10/1/2012	Sale	400	7.78	Open market
10/1/2012	Sale	657	7.70	Open market
10/1/2012	Sale	300	7.75	Open market
10/1/2012	Sale	200	7.83	Open market
10/1/2012	Sale	200	7.78	Open market
10/1/2012	Sale	143	7.82	Open market
10/1/2012	Sale	100	7.81	Open market
10/1/2012	Sale	100	7.73	Open market
10/1/2012	Sale	100	7.77	Open market
10/1/2012	Sale	100	7.83	Open market
10/1/2012	Sale	100	7.80	Open market
10/1/2012	Sale	100	7.79	Open market
10/1/2012	Sale	100	7.74	Open market
10/2/2012	Sale	600	7.86	Open market

7

10/2/2012	Sale	200	7.82	Open market
10/3/2012	Sale	500	7.89	Open market
10/3/2012	Sale	446	7.99	Open market
10/3/2012	Sale	300	7.86	Open market
10/3/2012	Sale	100	7.90	Open market
10/3/2012	Sale	100	7.84	Open market
10/3/2012	Sale	100	7.84	Open market
10/3/2012	Sale	42	7.95	Open market
10/3/2012	Sale	12	8.11	Open market
10/4/2012	Sale	700	7.85	Open market
10/4/2012	Sale	400	7.84	Open market
10/4/2012	Sale	100	7.91	Open market
10/5/2012	Sale	200	7.75	Open market
10/5/2012	Sale	200	7.77	Open market
10/8/2012	Stock Option Exercise	10,000	4.895	Exercise of Option Granted by the Company
10/8/2012	Sale	122	7.47	Open market
10/9/2012	Sale	800	7.50	Open market
10/10/2012	Sale	200	7.33	Open market
10/10/2012	Sale	100	7.43	Open market
10/10/2012	Sale	100	7.36	Open market
10/10/2012	Sale	100	7.34	Open market
10/10/2012	Sale	91	7.35	Open market
10/10/2012	Sale	9	7.49	Open market
10/11/2012	Sale	100	7.30	Open market
10/12/2012	Sale	400	7.24	Open market
10/12/2012	Sale	200	7.26	Open market
10/15/2012	Sale	400	7.39	Open market
10/15/2012	Sale	251	7.38	Open market
10/15/2012	Sale	149	7.33	Open market
10/16/2012	Sale	600	7.30	Open market
10/17/2012	Sale	1000	7.44	Open market
10/17/2012	Sale	200	7.26	Open market
10/17/2012	Sale	100	7.31	Open market
10/17/2012	Sale	100	7.24	Open market
10/18/2012	Sale	400	7.29	Open market
10/18/2012	Sale	400	7.33	Open market
10/18/2012	Sale	200	7.31	Open market
10/19/2012	Sale	500	7.12	Open market
10/19/2012	Sale	200	7.28	Open market
10/19/2012	Sale	100	7.18	Open market
10/22/2012	Sale	300	7.00	Open market

8

10/22/2012	Sale	300	7.01	Open market
10/23/2012	Sale	300	6.95	Open market
10/23/2012	Sale	600	7.14	Open market
10/23/2012	Sale	400	7.12	Open market
10/25/2012	Sale	100	7.13	Open market
10/26/2012	Sale	700	7.68	Open market
10/26/2012	Sale	200	7.81	Open market
10/31/2012	Sale	400	8.10	Open market
10/31/2012	Sale	200	7.97	Open market
11/1/2012	Sale	400	7.95	Open market
11/2/2012	Sale	400	7.80	Open market
11/5/2012	Sale	600	7.81	Open market
11/6/2012	Sale	700	8.02	Open market
11/6/2012	Sale	400	7.97	Open market
11/6/2012	Sale	200	8.03	Open market
11/6/2012	Sale	100	7.99	Open market
11/7/2012	Sale	200	7.79	Open market
11/7/2012	Sale	200	7.76	Open market
11/8/2012	Sale	400	7.85	Open market
11/8/2012	Sale	100	7.82	Open market
11/8/2012	Sale	100	7.76	Open market
11/9/2012	Sale	200	7.83	Open market
11/9/2012	Sale	200	7.43	Open market
11/9/2012	Sale	100	7.79	Open market
11/9/2012	Sale	100	7.86	Open market
11/12/2012	Sale	300	7.23	Open market
11/12/2012	Sale	200	7.21	Open market
11/12/2012	Sale	100	7.26	Open market
11/13/2012	Sale	400	7.43	Open market
11/13/2012	Sale	200	7.20	Open market
11/13/2012	Sale	100	7.05	Open market
11/13/2012	Sale	100	7.03	Open market
11/14/2012	Sale	300	7.40	Open market
11/14/2012	Sale	200	7.44	Open market
11/14/2012	Sale	100	7.39	Open market
11/15/2012	Sale	400	7.13	Open market
11/15/2012	Sale	400	7.09	Open market
11/16/2012	Sale	600	7.25	Open market
11/16/2012	Sale	400	7.39	Open market
11/19/2012	Sale	522	7.67	Open market
11/19/2012	Sale	300	7.68	Open market

9

11/20/2012	Sale	400	7.56	Open market
11/20/2012	Sale	200	7.54	Open market
11/20/2012	Sale	100	7.62	Open market
11/20/2012	Sale	100	7.53	Open market
11/21/2012	Sale	300	7.51	Open market
11/21/2012	Sale	200	7.55	Open market
11/26/2012	Sale	600	7.44	Open market
11/26/2012	Sale	400	7.49	Open market
11/26/2012	Sale	400	7.50	Open market
11/27/2012	Sale	400	7.45	Open market
11/27/2012	Sale	350	7.49	Open market
11/27/2012	Sale	100	7.59	Open market
11/27/2012	Sale	100	7.51	Open market
11/27/2012	Sale	50	7.62	Open market
11/28/2012	Sale	600	7.71	Open market
11/29/2012	Sale	400	7.58	Open market
11/29/2012	Sale	400	7.61	Open market
11/29/2012	Sale	100	7.61	Open market
11/29/2012	Sale	100	7.59	Open market
12/3/2012	Sale	200	7.53	Open market
12/4/2012	Sale	200	7.54	Open market
12/5/2012	Sale	400	7.47	Open market
12/5/2012	Sale	300	7.44	Open market
12/5/2012	Sale	200	7.58	Open market
12/5/2012	Sale	180	7.60	Open market
12/5/2012	Sale	100	7.43	Open market
12/5/2012	Sale	20	7.59	Open market
12/6/2012	Sale	500	7.64	Open market
12/6/2012	Sale	200	7.66	Open market
12/6/2012	Sale	200	7.67	Open market
12/6/2012	Sale	100	7.65	Open market
12/7/2012	Sale	300	7.64	Open market
12/7/2012	Sale	500	7.63	Open market
12/10/2012	Sale	400	7.63	Open market
12/10/2012	Sale	400	7.54	Open market
12/11/2012	Sale	422	7.80	Open market
12/11/2012	Sale	377	7.82	Open market
12/11/2012	Sale	223	7.79	Open market
12/12/2012	Sale	600	7.69	Open market
12/12/2012	Sale	300	7.66	Open market
12/12/2012	Sale	60	7.68	Open market

10

12/12/2012	Sale	40	7.63	Open market
12/13/2012	Sale	600	7.55	Open market
12/13/2012	Sale	200	7.58	Open market
12/14/2012	Sale	400	7.56	Open market
12/14/2012	Sale	400	7.55	Open market
12/17/2012	Sale	650	7.69	Open market
12/17/2012	Sale	400	7.68	Open market
12/17/2012	Sale	150	7.74	Open market
12/19/2012	Sale	600	7.72	Open market
12/19/2012	Sale	200	7.70	Open market
12/20/2012	Sale	300	7.52	Open market
12/20/2012	Sale	300	7.71	Open market
12/20/2012	Sale	300	7.70	Open market
12/20/2012	Sale	100	7.50	Open market
12/21/2012	Sale	800	7.79	Open market
12/21/2012	Sale	482	7.74	Open market
12/21/2012	Sale	318	7.75	Open market
12/26/2012	Sale	600	7.77	Open market
12/26/2012	Sale	400	7.68	Open market
12/26/2012	Sale	277	7.70	Open market
12/26/2012	Sale	200	7.66	Open market
12/26/2012	Sale	123	7.74	Open market
12/27/2012	Sale	600	7.56	Open market
12/27/2012	Sale	200	7.58	Open market
12/27/2012	Sale	158	7.61	Open market
12/27/2012	Sale	124	7.62	Open market
12/27/2012	Sale	100	7.55	Open market
12/27/2012	Sale	100	7.54	Open market
12/27/2012	Sale	100	7.55	Open market
12/27/2012	Sale	18	7.57	Open market
12/28/2012	Sale	600	7.55	Open market
12/28/2012	Sale	600	7.51	Open market
12/31/2012	Sale	1000	7.58	Open market
12/31/2012	Sale	600	7.61	Open market
12/31/2012	Sale	233	7.57	Open market
12/31/2012	Sale	100	7.59	Open market
12/31/2012	Sale	67	7.58	Open market
3/22/2013	Sale	2000	5.72	Open market
5/17/2013	Stock Option Exercise	12,000	4.895	Exercise of Option Granted by the Company
6/5/2013	Sale	1000	14.25	Open market
6/10/2013	Sale	500	14.10	Open market

11

6/11/2013	Sale	500	13.82	Open market
6/12/2013	Sale	500	13.87	Open market
6/13/2013	Sale	300	13.83	Open market
6/13/2013	Sale	444	14.00	Open market
6/14/2013	Sale	500	14.00	Open market
6/18/2013	Sale	256	13.63	Open market
6/21/2013	Sale	1000	13.73	Open market
6/24/2013	Sale	1000	13.66	Open market
6/25/2013	Sale	500	14.00	Open market
6/28/2013	Sale	500	14.10	Open market
7/1/2013	Sale	200	14.55	Open market
7/2/2013	Sale	200	15.15	Open market
7/3/2013	Sale	400	15.35	Open market
7/5/2013	Sale	400	15.60	Open market
7/8/2013	Sale	400	16.50	Open market
7/10/2013	Sale	400	16.88	Open market
7/11/2013	Sale	400	17.33	Open market
7/12/2013	Sale	200	17.25	Open market
7/18/2013	Sale	200	16.60	Open market
7/25/2013	Sale	100	16.13	Open market
8/16/2013	Sale	100	22.83	Open market
8/27/2013	Sale	13,446	22.83	Open market
9/11/2013	Sale	10,000	22.82	Open Market
9/12/2013	Sale	8,000	22.80	Open Market

12